Exhibit 99.1

Cytec Industries Inc.

Five Garret Mountain Plaza

Woodland Park, New Jersey 07424

www.cytec.com

Contact:

Jodi Allen (Investor Relations)

(973) 357-3283

Release Date: Immediate

Cytec Announces Third Quarter 2012 As-Adjusted EPS of $1.51;

As-Adjusted Continuing EPS of $0.91, Up 75%;

Updates Full Year As-Adjusted 2012 EPS Guidance

WOODLAND PARK, N.J., October 18, 2012 — Cytec Industries Inc. (NYSE: CYT) announced today net earnings attributable to Cytec for the third quarter 2012 of $53.3 million or $1.13 per diluted share on net sales from continuing operations of $455.4 million. Earnings from continuing operations were $31.0 million or $0.66 per diluted share. Earnings from discontinued operations were $22.8 million or $0.48 per diluted share. Net earnings attributable to non-controlling interests (which are associated with the discontinued operations) were $0.5 million or $0.01 per diluted share. Included in the quarter are several special items that total $17.8 million of net charges after-tax, or $0.38 per diluted share, and are outlined further in this release ($0.25 attributable to continuing operations and $0.13 attributable to discontinued operations). Excluding these special items, net earnings attributable to Cytec were $71.1 million or $1.51 per diluted share, earnings from continuing operations were $42.8 million or $0.91 per diluted share, and earnings from discontinued operations were $28.3 million or $0.60 per diluted share.

Net earnings attributable to Cytec for the third quarter of 2011 were $47.9 million or $0.98 per diluted share on net sales from continuing operations of $363.4 million. Earnings from continuing operations were $25.4 million or $0.52 per diluted share. Earnings from discontinued operations were $23.1 million or $0.47 per diluted share. Net earnings attributable to non-controlling interests (which are associated with the discontinued operations) were $0.6 million or $0.01 per diluted share. Included in the quarter were several special items that totaled $6.0 million of net expense after-tax or $0.12 per diluted share (all attributable to discontinued operations). Excluding the special items, earnings attributable to Cytec were $53.9 million or $1.10 per diluted share, earnings from continuing operations were $25.5 million or $0.52 per diluted share, and earnings from discontinued operations were $28.4 million or $0.58 per diluted share.

Shane Fleming, Chairman, President and Chief Executive Officer commented, “I am pleased to report another good quarter, with sales in our continuing operations up 25%, primarily as a result of our Umeco acquisition. Net of the acquisition, sales increased 7% with volume growth of 5%. Engineered Materials sales increased 12% with the majority of the increase due to volume growth across most of our aerospace end markets. Our In Process Separation business continues to generate strong sales and earnings with higher volume and margins. Additive Technologies experienced lower demand for certain specialty additive products in North America and softness across the entire Additives Technology product line in Europe due to the weak economic environment.”

Mr. Fleming continued, “I am also very pleased with our recent agreement to sell the Coating Resins business. We now have greater capacity to focus on and invest in our leading positions in our target high secular growth markets which should further enhance our financial performance.”

Cytec Engineered Materials sales increased 12% to $224.1 million; Operating Earnings increased to $40.5 million.

In Engineered Materials, selling volumes increased by 9% versus the third quarter 2011 mostly driven by higher build rates in the commercial transport and rotorcraft sectors despite certain inventory destocking in the supply chain. Higher selling prices increased sales by 3%.

Operating earnings of $40.5 million were up versus earnings of $30.0 million in the prior year quarter, principally as a result of the higher selling volumes and selling prices, which were partially offset by higher spending to meet the increased production levels.

Cytec’s newly acquired business, Umeco, reported sales of $66.8 million and as-adjusted operating earnings of $2.9 million.

On July 20, 2012, we completed the purchase of our previously announced acquisition of Umeco Plc. Process Materials (vacuum bagging) sales were strong, but the Structural Materials products experienced soft demand across the industrial sectors in Europe with a number of customers pushing orders into the fourth quarter of 2012 or first quarter of 2013.

As-adjusted operating earnings were $2.9 million for the quarter which were below our expectation primarily due to lower selling volumes. Also included in the quarter is a corporate overhead allocation of approximately $0.8 million.

Cytec In Process Separation sales increased 9% to $98.1 million; Operating Earnings increased to $24.4 million.

In Process Separation selling volumes increased by 4% versus the third quarter 2011, primarily as a result of higher demand for mining chemicals in the emerging markets, which included one new mine fill in Africa. The growth was further supported by strong demand for phosphine chemicals in North America. Higher selling prices increased sales by 5%.

Operating earnings were $24.4 million versus $17.3 million in the prior year quarter principally due to higher selling volumes, improved margin coming from higher selling prices and better product mix, partially offset by increased operating expenses to support the growth initiatives in this segment.

Cytec Additive Technologies sales decreased 11% to $66.4 million; Operating Earnings decreased to $9.6 million.

In Additive Technologies, overall selling volumes were down 9% versus the third quarter 2011 primarily due to lower demand for specialty additive products which was partially offset by increased selling prices of 1%. Impact of exchange rates decreased sales by 3%.

Operating earnings of $9.6 million were down versus $12.8 million in the third quarter of 2011 mainly as a result of lower selling volumes.

Corporate and Unallocated

For the three and nine months ended September 30, 2012 continuing costs previously allocated to Coating Resins but now included as part of corporate and unallocated were $15.7 and $50.5 million, respectively. For the three and nine months ended September 30, 2011, these costs were $15.5 and $50.1 million, respectively.

Discontinued Operations

The Coating Resins segment is classified as discontinued operations. In July 2012, we completed the previously announced sale of our Pressure Sensitive Adhesives (PSA) product line to Henkel for approximately $105 million. In October 2012, we announced an agreement for the sale of our remaining Coating Resins business to Advent International for $1,032 million cash plus the assumption of certain liabilities of $118 million. The Closing is expected in the first quarter of 2013.

The following covers Coating Resins sales and earnings as they would have been reported if they had not been required to be classified as discontinued operations. Sales were $364.3 million down 12% in the third quarter 2012 versus $415.0 million in the same period 2011. Selling volumes were down 6% with a portion of this reduction due to our decision to exit certain low margin products. Selling prices were down 1% year over year and the impact of changes in exchange rates decreased sales by 5%. Operating earnings would have increased to $24.3 million versus $19.7 million in the third quarter 2011 primarily due to lower raw material costs and the benefit of decreased operating expenses related to cost reduction initiatives taken in 2011.

Special Items

In the third quarter of 2012 a number of special items were recorded that resulted in a net pre-tax charge of $5.2 million ($17.8 million expense after-tax) as follows:

Continuing Operations:

•

Included in Corporate Unallocated as Research and Process Development expense is a pre-tax charge of $0.7 million ($0.4 million after-tax or $0.01 per diluted share) related to ongoing incremental accelerated depreciation related to the sale-leaseback transaction of our research and development facility in Stamford, Connecticut in the third quarter of 2011.

•

Included in Corporate Unallocated as Administrative and General expense is a pre-tax charge of $4.3 million ($4.3 million after-tax or $0.09 per diluted share) related to Umeco acquisition costs. For tax purposes, these costs will be capitalized as part of the transaction with no related tax benefit.

•

Included in Corporate Unallocated principally in Administrative and General and Manufacturing Cost of Sales is pre-tax net restructuring charges of $4.5 million ($3.3 million after-tax or $0.07 per diluted share) primarily related to initiatives to reduce stranded costs resulting from the sale of Coating Resins and personnel reductions in the acquired Umeco business.

•

Included in the Umeco segment as Manufacturing Cost of Sales is a pre-tax charge of $4.5 million ($3.1 million after-tax or $0.07 per diluted share) related to purchase accounting for the difference between assigning a fair value to the acquired Umeco finished goods inventory at the date of acquisition and normal manufacturing cost.

•

Included in Corporate Unallocated as Other Income/Expense, net is a pre-tax charge of $1.1 million ($0.7 million after-tax or $0.01 per diluted share) related to an exchange loss recorded in connection with an acquired Umeco intercompany loan which was settled prior to quarter end.

Discontinued Operations:

•	A pre-tax non-cash charge of $25.4 million ($23.8 million after-tax or $0.51 per diluted share) to record the estimated loss on the sale of Coating Resins.

•	A pre-tax restructuring charge of $0.6 million ($0.4 million after-tax or $0.01 per diluted share).

•	A pre-tax charge of $4.5 million ($3.0 million after-tax or $0.06 per diluted share) related to costs associated with the sale process of Coating Resins.

•

A pre-tax benefit of $19.0 million ($12.9 million after-tax or $0.27 per diluted share). Depreciation and amortization are no longer required to be recorded once assets are reclassified as held for sale.

•	A pre-tax gain of $21.4 million ($8.3 million after-tax or $0.18 per diluted share) related to the sale of our PSA product line to Henkel.

In the third quarter of 2011 a number of special items were recorded that resulted in net pre-tax charges of $9.0 million ($6.0 million net charges on an after-tax basis or $0.12 per diluted share) as follows:

Continuing Operations:

•	A pre-tax restructuring charge of $0.2 million ($0.1 million after-tax or $0.00 per diluted share) was included in Corporate and Unallocated principally in Manufacturing Cost of Sales.

Discontinued Operations:

•	Pre-tax net restructuring charges of $8.8 million ($5.9 million after-tax or $0.12 per diluted share) were included in earnings from discontinued operations.

Income Tax Expense

Income tax expense related to continuing operations for the third quarter of 2012 was $5.0 million, compared with a tax expense of $13.1 million in the third quarter of 2011. Included in income tax expense for the third quarter of 2012 is a tax benefit of $8.5 million or $0.18 per diluted share related to the reversal of certain tax reserves due to the settlement of US tax audits for the years ended 2004 through 2008. Excluding this item and the impact from the special items previously noted, the overall underlying annual tax rate for the third quarter of 2012 was 31.5% versus the underlying annual tax rate in the third quarter of 2011 of 31.5%.

Cash Flow

David Drillock, Vice President and Chief Financial Officer commented, “Similar to last quarter, additional time is required to prepare the Statement of Cash Flows reflecting the Coating Resins segment as discontinued operations and the Umeco acquisition. The Statement of Cash Flows will be available in our quarterly 10-Q filing which is expected to be filed on or about November 7th, 2012. On a continuing basis, our average net working capital days during the quarter were up 12 days at 96 days compared to the second quarter of 2012. Average accounts receivable and inventory days were up 2 days and 6 days, respectively, compared with the second quarter of 2012. Average payables days were down 4 days to 45 days compared with the second quarter of 2012. As a result of destocking by some of our customers in Engineered Materials and the extension of certain orders in In Process Separation, our inventory days are higher than anticipated. We expect to reduce this over the next several quarters.

“Capital spending for total Cytec in the quarter was $49 million with majority of the spending attributable to our growth platforms. Our expectation for capital spending for the full year 2012 remains approximately $200 million for total Cytec with all of the increase from prior year mostly related to previously announced manufacturing capacity expansions in the Engineered Materials and In Process Separation segments.”

Mr. Drillock added, “In anticipation of the closing of the Umeco acquisition, we borrowed approximately $170 million, net on our previously unused $400 million credit facility. Our balance at the end of the third quarter was $25 million as we reduced this borrowing from our internal cash generation and proceeds from the sale of the pressure sensitive adhesives product line.”

2012 Outlook

Mr. Fleming continued, “Now that we have reached the fourth quarter we have a better view of our full year performance and have therefore revised our earnings estimate. Our overall continuing operations estimate for 2012 adjusted diluted earnings per share is in a range of $2.84 to $3.03. The guidance includes the $0.18 per diluted share tax benefit related to the aforementioned completed U.S. tax return audits for the years 2004 through 2008. Excluding this amount, the new guidance represents a significant increase above last year’s results. Our prior guidance was a range of $2.65 to $2.90.

“In Engineered Materials, we are experiencing lower sales to certain customers who have been destocking as discussed on our second quarter earnings call and we believe there will be some additional carryover into the fourth quarter. We are also adjusting our production schedules to reduce inventory levels and as a result we now estimate annual sales to be in a range of $895 to $905 million and operating earnings for full year 2012 to be in a range of $163 million to $168 million, up at least 30% versus full year 2011. Our prior guidance was for sales of $880 to $920 million and operating earnings to be in a range of $170 million to $180 million. I remain confident in both the short and longer term demand profile for the entire commercial aerospace sector and we anticipate solid growth in 2013 and beyond in this business.

“We are making good progress with the integration of Umeco; reviewing the technologies, operations, and markets served by our newest segment and delivering our initial synergy targets. We are pleased with the strong performance of the Process Materials product line, which is primarily specialty vacuum bagging, and we are optimistic about trials underway to secure new business. We remain cautious about demand for these products in the wind energy sector, particularly in the U.S. as growth in this market has slowed in recent months. The Structural Materials product line is experiencing softer sales in certain industrial markets in Europe and to a lesser extent, in the US as some customers have begun pushing orders into the fourth quarter and the first quarter of 2013. Taking into account all the above, we estimate sales from late July through year end 2012 to be $155 to $160 million and operating earnings to be in a range of $7 to $9 million. This range excludes the purchase accounting inventory step up charge of $4.5 million.

“The In Process Separation segment has had a record year performance, and demand for our mining and phosphine technologies remains strong. This strength combined with our success in winning new copper operation startups has offset some temporary weakness in alumina. The outstanding performance this year will result in higher sales and earnings for the segment. We now estimate full year 2012 sales to be in a range of $385 to $395 million and operating earnings are projected to be in a range of $92 to $96 million, up from our previous guidance of a sales range of $380 to $390 million and operating earnings of $85 to $90 million.

“Additive Technologies continues to be impacted by the macro environment, with the major impact coming in the European markets where we have seen soft demand across most product lines. The business has remained focused on maintaining strong margins during this lower volume period and we have been pleased with the overall performance in light of these circumstances. Full year 2012 sales are now forecasted in a range of $270 to $280 million and operating earnings are projected to be in a range of $37 to $39 million, down from our previous guidance for a sales range of $290 to $300 million and operating earnings of $40 to $45 million.”

The guidance for corporate and unallocated expenses is slightly lower at approximately $85 million for the year, which includes continuing costs previously allocated to Coating Resins. Other Expense is forecasted to be approximately $2 million, and Interest Expense, net is now expected to be approximately $30 million. The forecast for the underlying annual tax rate is now expected to be in a range of 30.5% to 32.5% excluding the $8.5 million ($0.18 per diluted share) tax benefit related to the completed tax return audits for the years 2004 through 2008.

Guidance for as adjusted earnings per diluted share for Discontinued Operations remains in a range of $2.15 to $2.20.

Mr. Fleming continued, “I am very pleased with the progress we have made this year to transform our portfolio to a higher-growth and higher-margin company. Our early success is evident in the margin improvement we have delivered this year across our businesses in the face of a challenging macro environment. I remain extremely excited about our future and our ability to deliver greater value for our shareholders.”

Nine Month Results

Net earnings attributable to Cytec for the nine months ended September 30, 2012 were $142.1 million or $3.03 per diluted share on net sales of $1,237.4 million. Earnings from continuing operations were $69.9 million or $1.49 per diluted share. Earnings from discontinued operations were $73.7 million or $1.57 per diluted share. Net earnings attributable to noncontrolling interests (which are associated with the discontinued operations) were $1.5 million or $0.03 per diluted share.

Special Items

During the nine months ended September 30, 2012, a number of special items were recorded that resulted in net pre-tax charges of $37.4 million ($61.8 million after-tax which includes $21.5 million of income tax expense related to the sale process of our Coating Resins segment).

Continuing Operations:

•

Included in Corporate and Unallocated as Research and Process Development is a pre-tax charge of $2.0 million ($1.3 million after-tax or $0.03 per diluted share) related to ongoing incremental accelerated depreciation related to the sale-leaseback transaction of our research and development facility in Stamford, Connecticut in the third quarter of 2011.

•

Included in Corporate and Unallocated as Administrative and General Expense is a pre-tax charge of $7.2 million ($7.2 million after-tax or $0.15 per diluted share) related to Umeco acquisition costs. For tax purposes, these costs will be capitalized as part of the transaction with no related tax benefit.

•

Included in Corporate and Unallocated principally in Administrative and General and Manufacturing Cost of Sales are pre-tax net restructuring charges of $15.9 million ($11.0 million after-tax or $0.24 per diluted share) primarily related to initiatives to reduce stranded costs resulting from the sale of Coating Resins and personnel reductions in the acquired Umeco business.

•

Included in the Umeco segment as Manufacturing Cost of Sales is a pre-tax charge of $4.5 million ($3.1 million after-tax or $0.07 per diluted share) related to purchase accounting for the difference between assigning a fair value to the acquired Umeco finished goods inventory at the date of acquisition and normal manufacturing cost.

•

Included in Other Income/Expense, net is a pre-tax charge of $1.1 million ($0.7 million after-tax or $0.01 per diluted share) related to an exchange loss recorded in connection with an acquired Umeco intercompany loan which was settled prior to quarter end.

•

Included in the Income Tax provision is $14.5 million of income tax expense ($0.31 per diluted share) related to the sale process of our Coating Resins segment. Accounting rules require establishing a tax liability on the unrepatriated earnings of foreign subsidiaries if it is management’s intention to no longer permanently reinvest such earnings. As a result of the intended sale of Coatings Resins, management’s intentions changed with regard to a portion of the unrepatriated earnings of certain foreign subsidiaries.

Discontinued Operations:

•	A net pre-tax charge of $25.4 million ($23.8 million after-tax or $0.51 per diluted share) to record the estimated loss on the sale of Coating Resins.

•	A net pre-tax restructuring charge of $0.3 million ($0.4 million after-tax or $0.01 per diluted share).

•	A pre-tax gain of $21.4 million ($8.3 million after-tax or $0.18 per diluted share) related to the sale of our PSA product line to Henkel.

•	A pre-tax charge of $1.7 million ($1.2 million after-tax or $0.02 per diluted share) related to an increase in the environmental liability at a certain site for new remedial design requirements.

•	A pre-tax charge of $19.7 million ($12.8 million after-tax or $0.27 per diluted share) related to costs associated with the sale process of Coating Resins.

•

A pre-tax benefit of $19.0 million ($12.9 million after-tax or $0.27 per diluted share). Depreciation and amortization are no longer required to be recorded once assets are reclassified as held for sale.

•

A $7.0 million of income tax expense ($0.15 per diluted share) related to the requirement of establishing a tax liability on a portion of the un-repatriated earnings of certain foreign subsidiaries to be sold as part of the sale of coating resins.

Excluding these special items, net earnings attributable to Cytec were $203.9 million or $4.35 per diluted share, earnings from continuing operations were $107.7 million or $2.30 per diluted share, and earnings from discontinued operations were $96.2 million or $2.05 per diluted share.

Net earnings for the nine months ended September 30, 2011 were $166.2 million or $3.35 per diluted share on net sales of $1,046.4 million. Earnings from continuing operations were $54.0 million or $1.09 per diluted share. Earnings from discontinued operations were $114.4 million or $2.30 per diluted share. Net earnings attributable to non-controlling interests (which are associated with the discontinued operations) were $2.2 million or $0.04 per diluted share.

For the nine months ended September 30, 2011, a number of special items were recorded that resulted in net pre-tax charges of $21.9 million ($15.1 million net charges on an after-tax basis or $0.30 per diluted share) as follows:

Continuing Operations:

•

Included in Other expense, net is a pre-tax charge of $4.4 million ($2.7 million after-tax or $0.05 per diluted share) related to an increase in the environmental liability at inactive sites for updated estimates of future remedial costs.

•

Included in Gain on sale of assets is a pre-tax gain of $3.3 million ($2.1 million after-tax or $0.04 per diluted share) related to a sale of land at our manufacturing site in Colombia which was shutdown in the second half of 2009.

•	Included Corporate and Unallocated principally in Manufacturing cost of sales is a pre-tax net restructuring charge of $0.6 million ($0.4 million after-tax or $0.01 per diluted share).

Discontinued Operations:

•	Included in earnings from discontinued operations are pre-tax net restructuring charges of $20.2 million ($14.1 million after-tax or $0.28 per diluted share).

Excluding these special items, net earnings attributable to Cytec were $181.3 million or $3.65 per diluted share, earnings from continuing operations were $55.0 million or $1.11 per diluted share, and earnings from discontinued operations were $126.3 million or $2.54 per diluted share.

Investor Conference Call to be Held on Friday, October 19, 2012 at 11:00am ET

Cytec will host their third quarter earnings release conference call on October 19, 2012 at 11:00am ET.

The conference call will also be simultaneously webcast for all investors from Cytec’s website.

Select the Investor Relations page to access the live webcast.

Use of Non-GAAP Measures

Management believes that net earnings from continuing operations attributable to Cytec and earnings from discontinued operations, excluding special items and diluted earnings per share (continuing operations attributable to Cytec and earnings from discontinued operations) excluding special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company’s overall operating results in the period presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. A reconciliation of GAAP to non-GAAP measurements can be found at the end of this release.

Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in Cytec’s filings with the Securities and Exchange Commission.

Corporate Profile

Cytec’s vision is to deliver specialty material and chemical technologies beyond our customers’ imagination. Our focus on innovation, advanced technology and application expertise enables us to develop, manufacture and sell products that change the way our customers do business. Our pioneering products perform specific and important functions for our customers, enabling them to offer innovative solutions to the industries that they serve. Our products serve a diverse range of end markets including aerospace and industrial materials, mining and plastics.

CYTEC INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in millions, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net sales	$455.4	$363.4	$1,237.4	$1,046.4
Manufacturing cost of sales	320.8	256.0	847.3	739.4
Selling and technical services	36.5	29.3	105.0	93.8
Research and process development	13.4	10.9	39.5	32.9
Administrative and general	37.9	20.6	100.8	72.0
Amortization of acquisition intangibles	3.4	0.8	5.1	2.4
Gain on sale of assets	0.0	0.0	0.0	3.3

Earnings from operations	43.4	45.8	139.7	109.2
Other (expense)/income, net	(0.3)	1.3	(1.3)	(4.9)
Net loss on early extinguishment of debt	0.0	0.0	0.2	0.3
Equity in loss of associated companies	(0.1)	0.0	(0.1)	0.0
Interest expense, net	7.0	8.6	24.0	27.4

Earnings from continuing operations before income taxes	36.0	38.5	114.1	76.6
Income tax provision	5.0	13.1	44.2	22.6

Earnings from continuing operations	31.0	25.4	69.9	54.0

Earnings from discontinued operations before gain/loss on sale, net of tax (1)	38.3	23.1	89.2	79.8
Net (loss)/gain on sale of discontinued operations, net of tax (2)	(15.5)	0.0	(15.5)	34.6

Earnings from discontinued operations, net of tax	22.8	23.1	73.7	114.4

Net earnings	53.8	48.5	143.6	168.4
Less: Net earnings attributable to noncontrolling interests	(0.5)	(0.6)	(1.5)	(2.2)

Net earnings attributable to Cytec Industries Inc.	$53.3	$47.9	$142.1	$166.2

Comprehensive income/(loss)	$89.8	$(41.1)	$172.3	$158.0
Less: Comprehensive income attributable to noncontrolling interest	(0.6)	(0.6)	(1.3)	(2.2)

Comprehensive income/(loss) attributable to Cytec Industries Inc.	$89.2	$(41.7)	$171.0	$155.8

Earnings per share attributable to Cytec Industries Inc.
Basic earnings per common share
Continuing operations	$0.67	$0.52	$1.52	$1.10
Discontinued operations (net of noncontrolling interest)	0.48	0.47	1.56	2.29

	$1.15	$0.99	$3.08	$3.39

Diluted earnings per common share
Continuing operations	$0.66	$0.52	$1.49	$1.09
Discontinued operations (net of noncontrolling interest)	0.47	0.46	1.54	2.26

	$1.13	$0.98	$3.03	$3.35

Dividends per common share	$0.125	$0.125	$0.375	$0.375

Shares used in calculating earnings per common share (in 000s)
Basic	46,359	48,364	46,190	49,076
Diluted	47,153	48,834	46,916	49,666

(1)	In the second quarter of 2012, we committed to a plan to sell the assets and liabilities of our Coating Resins segment. Beginning in the second quarter of 2012, the results of operations of the Coating Resins segment are reported as discontinued operations. All previously reported financial information has been revised to conform to the current presentation.
(2)	Included in nine months ended September 30, 2011, is an after-tax gain on the sale related to our former Building Block Chemicals business of $34.6. Included in the three and nine months ended September 30, 2012 is a net after-tax loss on the sale of PSA business of our Coating Resins segment ($8.3 gain) and remaining Coating Resins businesses ($23.8 loss).

CYTEC INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED NET SALES AND EARNINGS FROM OPERATIONS BY BUSINESS SEGMENT

(Millions of Dollars)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Net Sales:
Engineered Materials	$224.1	$199.3	$672.5	$576.2
Umeco (1)	66.8	0.0	66.8	0.0
In Process Separation	98.1	89.7	289.9	250.0
Additive Technologies
Sales to external customers	66.4	74.4	208.2	220.2
Intersegment sales	0.2	0.2	0.6	0.8

Net sales from segments	455.6	363.6	1,238.0	1,047.2
Elimination of intersegment revenue	(0.2)	(0.2)	(0.6)	(0.8)

Total consolidated net sales	$455.4	$363.4	$1,237.4	$1,046.4

	Three months ended September 30,				Nine months ended September 30,
	2012	% of Sales	2011	% of Sales	2012	% of Sales	2011	% of Sales
Earnings/(loss) from operations:
Engineered Materials	$40.5	18.1%	$30.0	15.1%	$124.1	18.5%	$83.2	14.4%
Umeco (1)	(1.7)	(2.5)%	—	—%	(1.7)	(2.5)%	—	—%
In Process Separation	24.4	24.9%	17.3	19.3%	74.4	25.7%	49.3	19.7%
Additive Technologies	9.6	14.5%	12.8	17.2%	29.8	14.3%	31.9	14.5%

Earnings from segments	72.8	16.0%	60.1	16.5%	226.6	18.3%	164.4	15.7%
Corporate and Unallocated, net (2)	(29.4)		(14.3)		(86.9)		(55.2)

Total earnings from operations	$43.4	9.5%	$45.8	12.6%	$139.7	11.3%	$109.2	10.4%

(1)	Umeco net sales and operating earnings reflect the period from July 20, 2012 through September 30, 2012. Operating earnings include $4.5 amortization of purchase accounting step-up in inventories.
(2)	Corporate and Unallocated includes the following:

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Incremental accelerated depreciation related to sale of R&D facility in Stamford, CT .	$0.7	$—	$2.0	$—
Umeco acquisition costs	4.3	—	7.2	—
Net restructuring charges	4.5	0.2	15.9	0.6
Gain on sale of land	—	—	—	(3.3)
Continuing costs previously allocated to Coating Resins	15.7	15.5	50.5	50.1

Total	$25.2	$15.7	$75.6	$47.4

CYTEC INDUSTRIES INC. AND SUBSIDIARIES

PERCENT CHANGE IN SALES ANALYSIS BY SEGMENT VERSUS PRIOR YEAR PERIOD

(unaudited)

	Three Months Ended September 30, 2012			Nine Month Ended September 30, 2012

	% Variance Due To			% Variance Due To
Segment	Volume	Price	FX	Volume	Price	FX
Engineered Materials	9%	3%	0%	13%	4%	0%
In Process Separation	4%	5%	0%	9%	7%	0%
Additive Technologies	-9%	1%	-3%	-7%	4%	-2%
Total Cytec Continuing Operations*	5%	3%	-1%	8%	5%	-1%

*	excludes Umeco

CYTEC INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in millions, except per share amounts)

(Unaudited)

	September 30, 2012	December 31, 2011
Assets
Current assets
Cash and cash equivalents	$189.5	$415.8
Trade accounts receivable, less allowance for doubtful accounts of $4.8 and $1.3 as of September 30, 2012 and December 31, 2011, respectively	270.5	184.2
Other accounts receivable	34.3	28.3
Inventories	284.7	186.5
Deferred income taxes	31.6	34.9
Other current assets	24.0	13.4
Current Assets held for sale	456.7	424.7

Total current assets	1,291.3	1,287.8

Investment in associated companies	2.4	—

Plants, equipment and facilities, at cost	1,296.2	1,109.8
Less: accumulated depreciation	(490.6)	(385.1)

Net plant investment	805.6	724.7
Acquisition intangibles, net of accumulated amortization of $39.7 and $34.7 as of September 30, 2012 and December 31, 2011, respectively	195.6	12.2
Goodwill	527.7	314.5
Deferred income taxes	4.4	16.3
Other assets	87.1	87.1
Non-current assets held for sale	1,041.6	1,094.1

Total assets	$3,955.7	$3,536.7

Liabilities
Accounts payable	$166.0	$118.9
Short-term borrowing	6.9	3.5
Current maturities of long-term debt	136.7	—
Accrued expenses	185.2	126.1
Income taxes payable	47.5	20.8
Deferred income taxes	1.5	0.6
Current liabilities held for sale	288.8	252.0

Total current liabilities	832.6	521.9

Long-term debt	529.9	635.9
Pension and other postretirement benefit liabilities	243.2	277.0
Other noncurrent liabilities	197.6	208.3
Deferred income taxes	102.0	41.2
Non-current liabilities held for sale	173.0	159.1

Stockholders’ equity
Preferred stock, 20,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.01 par value per share, 150,000,000 shares authorized; issued 49,601,235 at 9/30/12 and 49,586,198 shares at 12/31/11	0.5	0.5
Additional paid-in capital	463.5	461.2
Retained earnings	1,601.0	1,476.4
Accumulated other comprehensive loss	(37.6)	(66.5)
Treasury stock, at cost, 3,455,087 shares in 2012 and 4,077,360 shares in 2011	(155.0)	(185.0)

Total Cytec Industries Inc. stockholders’ equity	1,872.4	1,686.6

Noncontrolling interests	5.0	6.7
Total equity	1,877.4	1,693.3

Total liabilities and stockholders’ equity	$3,955.7	$3,536.7

Reconciliation of GAAP and Non-GAAP Measures

Amounts in millions except per share amounts

Management believes that net earnings, basic and diluted earnings per share before special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company’s overall operating results in the periods presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance.

Three Months Ended September 30, 2012

	Net Earnings	Diluted EPS
GAAP earnings from continuing operations	$31.0	$0.66
- Incremental accelerated depreciation related to sale of R&D facility in Stamford, CT.	0.4	0.01
- Umeco acquisition costs	4.3	0.09
- Net restructuring charges	3.3	0.07
- Amortization of inventory step-up	3.1	0.07
- Exchange loss on intercompany loan related to Umeco acquisition	0.7	0.01

Non-GAAP net earnings from continuing operations	$42.8	$0.91

GAAP earnings from discontinued operations	$22.8	$0.48
Less: Net earnings attributable to noncontrolling interests	0.5	0.01

Net earnings from discontinued operations attributable to Cytec Industries Inc.	22.3	0.47
- Net restructuring adjustments	0.4	0.01
- Coating Resins Separation costs	3.0	0.06
- Estimated loss on the sale of Coating Resins	23.8	0.51
- Depreciation and amortization benefit	(12.9)	(0.27)
- Gain on sale of PSA	(8.3)	(0.18)

Non-GAAP net earnings from discontinued operations attributable to Cytec Industries Inc.	$28.3	$0.60

Total Non-GAAP net earnings attributable to Cytec Industries Inc.	$71.1	$1.51

Three Months Ended September 30, 2011

	Net Earnings	Diluted EPS
GAAP earnings from continuing operations	$25.4	$0.52
- Net restructuring charges	0.1	—

Non-GAAP net earnings from continuing operations	$25.5	$0.52

GAAP earnings from discontinued operations	$23.1	$0.47
Less: Net earnings attributable to noncontrolling interests	0.6	0.01

Net earnings from discontinued operations attributable to Cytec Industries Inc.	22.5	0.46
- Net restructuring charges	5.9	0.12

Non-GAAP net earnings from discontinued operations attributable to Cytec Industries Inc.	$28.4	$0.58

Total Non-GAAP net earnings attributable to Cytec Industries Inc.	$53.9	$1.10

Nine Months Ended September 30, 2012

	Net Earnings	Diluted EPS
GAAP earnings from continuing operations	$69.9	$1.49
- Incremental accelerated depreciation related to sale of R&D facility in Stamford, CT.	1.3	0.03
- Umeco acquisition costs	7.2	0.15
- Net restructuring charges	11.0	0.24
- Amortization of inventory step-up	3.1	0.07
- Exchange loss on intercompany loan related to Umeco acquisition	0.7	0.01
- Established tax liability on unrepatriated earnings of foreign subsidiaries resulting from intended sale of Coating Resins business	14.5	0.31

Non-GAAP net earnings from continuing operations	$107.7	$2.30

GAAP earnings from discontinued operations	$73.7	$1.57
Less: Net earnings attributable to noncontrolling interests	1.5	0.03

Net earnings from discontinued operations attributable to Cytec Industries Inc.	72.2	1.54
- Net restructuring adjustments	0.4	0.01
- Environmental liability adjustments	1.2	0.02
- Coating Resins Separation costs	12.8	0.27
- Estimated loss on the sale of Coating Resins	23.8	0.51
- Gain on sale of PSA	(8.3)	(0.18)
- Depreciation and amortization benefit	(12.9)	(0.27)
- Established tax liability on unrepatriated earnings of foreign subsidiaries resulting from intended sale of Coating Resins business	7.0	0.15

Non-GAAP net earnings from discontinued operations attributable to Cytec Industries Inc.	$96.2	$2.05

Total Non-GAAP net earnings attributable to Cytec Industries Inc.	$203.9	$4.35

Nine Months Ended September 30, 2011

	Net earnings	Diluted EPS
GAAP earnings from continuing operations	$54.0	$1.09
- Net restructuring charges	0.4	0.01
- Gain on sale of land	(2.1)	(0.04)
- Environmental liability adjustments	2.7	0.05

Non-GAAP net earnings from continuing operations	$55.0	$1.11

GAAP earnings from discontinued operations	$114.4	$2.30
Less: Net earnings attributable to noncontrolling interests	2.2	0.04

Net earnings from discontinued operations attributable to Cytec Industries Inc.	112.2	2.26
- Net restructuring charges	14.1	0.28

Non-GAAP net earnings from discontinued operations attributable to Cytec Industries Inc.	$126.3	$2.54

Total Non-GAAP net earnings attributable to Cytec Industries Inc.	$181.3	$3.65

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